EMPLOYMENT AGREEMENT



This Employment Agreement (this "Agreement") is made and entered into as of the 15th day of October, 1995, between MICHAEL M. STUMP (the "Executive") and PROFESSIONAL SERVICES GROUP, INC., a Minnesota corporation (the "Company").

WHEREAS, the Company desires the benefit of Executive's knowledge and experience and to reward Executive for his past loyal and competent performance, to retain his services as a valued key employee, to encourage future performance and to employ Executive full time as President and Chief Executive Officer of the Company, for a term of five (5) years; and

WHEREAS, Executive desires to continue his employment and to be employed for the term set forth in the preceding recital;

NOW, THEREFORE, the parties hereto, each intending to be legally bound hereby, agree as follows:

1. Employment. The Company shall retain Executive in its employ, and Executive shall serve in the employ of the Company, for the period stated in Section 3 hereof and upon the other terms and conditions set forth herein.

2. Position and Responsibilities. The Company shall employ Executive and Executive shall serve the Company hereunder as the President and Chief Executive Officer, and as a member of its Board of Directors, for the Term (as defined in Section 3 hereof) and on the conditions hereinafter set forth. Executive agrees to perform such services, not inconsistent with such position, as shall be assigned to him by the Company's Board of Directors and by the Chief Executive Officer of Air & Water Technologies Corporation ("AWT"). The Company shall not appoint Executive as an officer of AWT or any of its subsidiaries, other than PSG, without the prior written consent of Executive.

3. Term of Employment. Subject to Section 14, the period of Executive's employment under this Agreement shall commence on November 1, 1995 and shall continue for five (5) years (such period being referred to as the "Initial Term"); provided, however, that unless written notice to the contrary is given by either party to the other not less than 120 days prior to the expiration date of the Initial Term or any renewal term, this Agreement shall be automatically extended for successive one-year renewal terms (the Initial Term, as so extended from time to time, is herein referred to as the "Term").

4. Duties. Executive agrees to devote all his business time, attention, skill and efforts to the business of the Company and the faithful, efficient performance of his duties hereunder and shall not engage in any other business activity or consulting work; provided, however, that subject to the approval of the Board of Directors of the Company, Executive may serve, or continue to serve, on the boards of directors of, and hold any other offices or positions in, companies or organizations which, in the judgment of the Board of Directors of the Company, will not present any conflict of interest with the Company or any of its subsidiaries or affiliates or materially and adversely affect the performance of Executive's duties pursuant to this Agreement. The foregoing shall not preclude Executive from having investments and devoting reasonable time to the supervision thereof, subject to Section 12 of this Agreement.

5. Compensation. In consideration of the services to be rendered by Executive hereunder in any capacity during the Term, including, without limitation, services as an executive, officer, director, or member of any committee of the Company or of any subsidiary thereof, Executive shall be entitled to the following compensation:

    5.1 Base Salary and Supplemental Bonus. Executive shall receive a base salary (the "Base Salary") at the rate of $220,000 per annum during the fiscal year beginning November 1, 1995. Such Base Salary, in each subsequent fiscal year of the Term, will be subject to the following increases: (i) a percentage increase equal to the percentage increase in the Consumer Price Index for urban wage earners (U.S. cities average) for the preceding calendar year, if any; and (ii) any merit salary increase authorized by the Board of Directors of the Company. The Base Salary shall be payable in equal installments in accordance with the normal payroll policies of the Company. In addition to the Base Salary provided hereunder, Executive shall be entitled to a supplemental bonus of $30,000 per annum (the "Supplemental Bonus") in each fiscal year during the Term. Supplemental Bonus shall be adjusted annually using the procedure specified in Section 5.1.(i).

    5.2 Annual Incentive Compensation. For each fiscal year during the Term, Executive shall have the opportunity to receive annual incentive compensation in the form of a bonus in an amount equal to a percentage of the Base Compensation earned during that year, based on the achievement of the Company's annual profit plan of amount of targeted revenues and profit. For purposes of this Section 5.2, Executive's "Base Compensation" in each fiscal year shall mean the sum of Executive's Base Salary and Supplemental Bonus earned in respect of each fiscal year during the Term. The Incentive Compensation under this section will be determined in accordance with Schedule A attached hereto in accordance with the plans developed each year for PSG which are described in Schedule A for fiscal year 1996. Forty-five percent (45%) of Base Compensation is the target bonus percentage for the Executive and may be larger or smaller based upon the matrix contained in Schedule A. Such bonus shall be payable within one month after the completion of AWT's audit with respect to that year, but if such audit is not completed by February 28th following such fiscal year, the said bonus shall be paid no later than said March 1st (the "Bonus Payment Date").

    5.3 Additional Incentive Compensation. On the Bonus Payment Date for the fiscal year beginning November 1, 1997, Executive shall be entitled to an additional incentive compensation in the form of a bonus based on the operating performance of the Company, as reorganized, for the prior three (3) years beginning November 1, 1995.

	 The additional incentive compensation under this section shall be determined in accordance with Schedule B attached hereto in accordance with the plans developed each year for PSG which are described in Schedule B for fiscal year 1996. It is understood that no payment will be made under this section for three (3) years and such payment will be for the three (3) year period. Future payments will be made annually after the initial three (3) year period payment is made.

	 In the event that the Company acquires other businesses, then the Company and Executive agree that the computation of revenues and net income may be adjusted to give effect to such acquisitions.

    5.4 Deferred Compensation. Notwithstanding the foregoing provisions of this Section 5, Executive may from time to time elect to defer all or any additional part of the Base Salary and any part of the bonus payable under Sections 5.2 and 5.3, such deferral to be subject to the terms and provisions of compensation agreement to be executed between the Company and Executive.

    5.5 Executive's Attorneys Fees. The Company agrees to pay the Executive an amount of up to $5,000 for reimbursement to Executive for fees of attorneys and counselors in the preparation and/or negotiation of this Employment Agreement. Such payment is due and payable within 30 days of the execution of this Agreement.

    5.6 Stock Options. In addition to any previous grants of incentive stock options to Executive, Executive shall be entitled to receive additional grants of incentive stock options from time to time on the same basis as are granted to the executives and officers of AWT and its operating subsidiaries in the discretion of the Compensation and Stock Option Committee of AWT's Board of Directors, and Executive agrees to execute such additional documents as may be required to effectuate such stock option awards.

6. Reimbursement of Expenses. During the Term, the Company agrees to pay or reimburse Executive for all reasonable out-of-pocket travel, business, promotional, client/customer developmental and other expenses incurred by Executive in the performance of his duties hereunder, upon the presentation by Executive of an itemized account of such expenditures and upon submission of documented receipts therefor, including the cost of Executive's periodic membership dues for membership in a country club in the Houston Area. In addition, during the Term Executive will be entitled to the use of an automobile owned or leased by the Company. The make and model of such automobile shall be similar to the make and model of automobile presently provided to the Executive.

7.  Profit Sharing and Pension Plans, Medical Benefits and other Plans.
    During the Term, the Company agrees that Executive shall be entitled to receive, and shall be accorded the right to participate in, any and all plans providing general benefits for the Company's employees, including, but not limited to, group life insurance plans, accident, disability, medical, dental, hospitalization insurance, pension, profit sharing, stock option and bonus plans, 401(k) plans and other similar plans maintained for the benefit of the Company's employees and/or executives, on the same basis other executives of the Company are entitled to receive or participate. In addition, during the Term the Company will contribute annually $7,500 toward the purchase of an insurance contract for Executive that he will own and name the beneficiary and that will provide cash value and death benefit payments to Executive and/or his beneficiaries upon his retirement or death. Executive shall be entitled to four (4) weeks paid vacation annually during the Term hereof, and Executive shall be entitled to accrue any unused vacation time in accordance with the Company's policy regarding the same.

8. Developments. All developments, including inventions, whether patentable or otherwise, trade secrets, discoveries, improvements, ideas and writings which either directly or indirectly relate to or may be useful in the business of the Company or any of its subsidiaries or affiliates (the "Developments") which Executive either by himself or in connection with any other person or persons shall conceive, make, develop, acquire or acquire knowledge of during the Term, shall become and remain the sole and exclusive property of the Company. Executive hereby assigns, transfers and conveys, and agrees to so assign, transfer and convey to the Company, all of his right, title and interest in and to any and all such Developments and to fully disclose as soon as practicable in writing all such Developments to the Board of Directors of the Company. At any time and from time to time, upon the request of the Company, Executive will execute and deliver any and all instruments, documents and papers, give evidence and do any and all other acts which, in the opinion of counsel for the Company, are or may be necessary or desirable to document such assignment, transfer or conveyance or to enable the Company to file and prosecute applications for and to acquire, maintain and enforce any and all patents, trademark registrations or copyrights under United States or foreign laws with respect to any such Developments or to obtain any extension, validation, reissue, continuance or renewal of any such patent, trademark or copyright. The Company will be responsible for the preparation of any such instruments, documents and papers and for the prosecution of any such proceedings and will reimburse Executive for all reasonable expenses incurred by him in compliance with the provisions of this Section.

9. Confidential Information. Executive recognizes and acknowledges that the client lists, inventions, operating methods and systems, trade secrets and proprietary information of the Company and its subsidiaries, as the same may exist from time to time, are valuable, special and unique assets of the business of the Company and its subsidiaries. Executive covenants that he will not, during the term of this Agreement, disclose any such lists of clients or part thereof, inventions, operating methods and systems, trade secrets or proprietary information to any person, firm, corporation or other entity for any reason whatsoever without authorization of the Board of Directors of the Company.

10. No Solicitation. Executive agrees that, upon termination of the Term and for a period of one year thereafter, he will not call on or solicit, either directly or indirectly, any person, municipality, corporation or other entity who or which at the time of such termination was, or within one year prior thereto had been, a client of the Company or any of its subsidiaries with respect to any material activity, service or business of the type conducted, performed or engaged in (or about to be conducted, performed or engaged in at such date of termination) by PSG or the Company or any of its subsidiaries.

11. Non Competition. During the Term, and for a period of one year thereafter, Executive will not, unless acting pursuant hereto or with the prior written consent of the Board of Directors of the Company, directly or indirectly, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with, any business or enterprise engaged in any service or business competitive with the services provided and business conducted by PSG, the Company or any of its subsidiaries or affiliates during the term of Executive's employment hereunder, and at the time of termination of such employment, in any geographical areas where the Company or any of its subsidiaries offers such services or conducts such business, during the term of Executive's employment, hereunder or at the time of termination of such employment; provided, however, that this provision shall not be construed to prohibit the ownership by Executive of not more than one percent (1%) of the capital stock of any corporation which is engaged in the foregoing business having a class of securities registered pursuant to the Securities Exchange Act of 1934. In the event that the provisions of this Section should ever be adjudicated to exceed the time, geographic or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic or other limitations permitted by applicable law.

12. Equitable Relief. Executive acknowledges that the restrictions contained in Sections 9, 10 and 11 hereof are reasonable and necessary to protect the legitimate interests of the Company and its subsidiaries and affiliates, that the Company would not have entered into this Agreement in the absence of such restrictions, and that any violation of any provision of those Sections will result in irreparable injury to the Company. Executive also acknowledges that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any such violation, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled. Executive agrees that in the event of any such violation, an action may be commenced for any such preliminary and permanent injunctive relief and other equitable relief in any court of competent jurisdiction in the State of Texas. Executive hereby waives any objections on the grounds of improper jurisdiction or venue to the commencement of an action in the State of Texas and agrees that effective service of process may be made upon him by mail at his present residence address, heretofore furnished by Executive to Company, or any substituted address furnished to Company by Executive. Executive further agrees that the Company shall be entitled to reimbursement for expenses incurred by it in enforcing its rights hereunder, including, without limitation, reasonable attorneys' fees and expenses.

13. Termination. This Agreement shall terminate prior to the expiration of its term set forth in Section 3 above or upon the occurrence of any one of the following events:

    13.1 Disability. In the event that Executive is unable fully to perform his duties and responsibilities hereunder by reason of illness, injury or incapacity for a period of six (6) consecutive months, during which period he shall continue to be compensated as provided in Section 5.2 hereof, this Agreement shall be deemed terminated, and the Company shall have no further liability or obligation to Executive for compensation hereunder; provided, however, that Executive will be entitled to receive the payments prescribed under any disability or other benefits plan which may be in effect for officers of the Company, and further provided that he shall be entitled to receive the incentive compensation provided for in Sections 5.2 and 5.3 above, prorated to the date of the commencement of such six-month period of disability. Executive agrees, in the event of any dispute under this Section, to submit to a physical examination by a licensed physician selected by a majority of the Board of Directors of the Company.

   13.2 Death. In the event that Executive dies during the Term, the Company shall pay his executors, legal representatives or administrators an amount equal to the installment of his salary payable for the month in which he dies, as well as the incentive compensation provided for in Sections 5.2 and 5.3 above, prorated to the date of death. Except for such payment of any unpaid salary and prorated incentive compensation, and payments under any other plan afforded to Executive during his employment hereunder, which by its terms provides income or other benefits following death, the Company's obligations under this Agreement shall cease on the date of death and the Company shall have no further liability to Executive or any other person hereunder.

   13.3 Cause. Nothing in this Agreement shall be construed to prevent its termination by the Company at any time for "cause". For purposes of this Agreement, "cause" shall mean failure of Executive to observe any of the terms or provisions of this Agreement, dishonesty, conviction of a crime involving moral turpitude, or misappropriation of funds.

   13.4 Involuntary Termination. In the event that Executive's employment hereunder is terminated by the Company, other than pursuant to the provisions of Sections 13.1 and 13.2 hereof; or, in the event that Executive's employment hereunder is not renewed other than because Executive has retired or due to the provisions of Sections 13.1 and
	  13.2 hereof, then the Company shall pay to the Executive an amount equal to two (2) times his then current Base Salary as adjusted under Section 5.2, any accrued incentive bonuses prorated to the termination date and any accrued but unused vacation. All the foregoing amounts shall be paid on the date of termination. Such payments shall be deemed to be severance compensation and other than Executive's right to receive all payments of accrued salary, incentive bonus and vacation accrued to the date of such termination, Executive shall have no further rights against the Company or any other party hereunder for such involuntary termination and the provisions of Sections 8, 9, 10 and 11 shall be effective and enforceable by the Company as against the Executive.

   13.5 Voluntary Termination. (A). Should the Executive's employment hereunder be voluntarily terminated by the Executive, other than pursuant to the provisions of Section 13.1 and 13.2 hereof, the Company shall pay to Executive an amount equal to his then current base salary, as may be adjusted in Section 5.1, the accrued incentive bonuses as provided in Section 5.3, and/or 5.4, and any accrued vacation as applicable, and the provisions of Sections 9, 10 and 11 shall be effective and enforceable by the Company as against
	  the Executive for a period of one year from his termination.   (B).
	  Additionally, however, the Executive may elect to terminate his employment hereunder should there be (i) a change in ownership of control of the Company or sale of substantially all of the Company's assets (provided, however, that Executive understands and agrees that a change of control of the Company shall not be deemed to have occurred for purposes of this Agreement if Compagnie Generale des Eaux shall increase its ownership interest in the Company or acquire all or substantially all of the Company's voting securities), or
	  (ii) a change in the Executive's reporting procedures as set out in
	  Section 2, or (iii) if at least one of Claudio Elia, Jean-Dominique Deschamps or Alain Houdaille is not involved in the supervision of Executive. In such event, the Executive shall be paid and be held bound as set out in Section 13.4 above.

14. Company's Stockholders Consent to Golden Parachute Payments. If, in the opinion of the Executive's legal counsel, any payments or benefits hereunder may constitute an "excess parachute payment," as defined in
    Section 280G of the Internal Revenue Code of 1986, the Company shall use its best efforts to obtain the consent of the stockholders satisfying the requirements of Section 280G(b)(5) of the said Code and the regulations thereunder and/or use its best efforts to make such payments an exception to the "excess parachute payment" rule or not be in fact an "excess parachute payment.

15. Survival. Notwithstanding the termination of this Agreement by reason of Executive's disability under Section 13.1 or for cause under Section 13.3, his obligations under Section 13.3, his obligations under Sections 8, 9, 10 and 11 hereof shall survive and remain in full force and effect for the periods therein provided, and the provisions for equitable relief against Executive in Section 12 hereof shall continue in force.

16. Governing Law. This Agreement shall be governed by and interpreted under the laws of the State of Texas without giving effect to any conflict of law's provisions.

17. Contents of Agreement: Agreement and Assignment. This Agreement supersedes all prior agreements and sets forth the entire understanding between the parties hereto with respect to the subject matter hereof and cannot be changed, modified or terminated except upon written amendment. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrator, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Executive hereunder are of a personal nature and shall be assignable in whole or in part by Executive.

18. Severability. If any provision of this Agreement or application thereof to anyone or under circumstances is adjudicated to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid unenforceable provision or application.

19. Remedies Cumulative: No Waiver. No remedy conferred upon the Company by this Agreement is intended to be exclusive of any other remedy given hereunder or now or hereafter existing at law or in equity. No delay or omission by the Company in exercising any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by the Company from time to time and as often as may be deemed expedient or necessary by the Company in its sole discretion.

20. AWT Undertaking. AWT undertakes to cause the Company to perform all of its obligations hereunder and irrevocably guarantees any payments due from the Company to Executive pursuant to the terms of this Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.


			PROFESSIONAL SERVICES GROUP, INC.


			By:_________________________________________
			   Douglas A. Satzger
			   Vice President



			EXECUTIVE:


			____________________________________________
			Michael M. Stump



			AIR & WATER TECHNOLOGIES CORPORATION


			By:_________________________________________
			   Claudio Elia
			   Chairman and Chief Executive Officer